Exhibit 99.1

US MEDIA CONTACT:
Mary Ellen Ynes
A&R Edelman
650-762-2849
mynes@ar-edelman.com
FOR RELEASE ON June 5 2007
Intervoice Expands Relationship With Major U.S. Wireless Telecommunications Company and
Obtains Multi-million Dollar Contract
Speech-driven Voice Portal Solutions Continue to Enhance Wireless Provider’s Customer Experience
DALLAS — June 5, 2007 — Intervoice, Inc. (NASDAQ: INTV) today announced that a major U.S. wireless telecommunications company has extended its contract to enhance the functionality of its Intervoice speech and voice portal solutions. The new contract is estimated to be worth $4.5 million.
“As a company that deals directly with all demographics of consumers everyday, they understand how important the customer experience is and embrace the opportunity to affect the experience using speech technology,” said Jim Milton, chief operating officer, Intervoice. “We look forward to leveraging more than 20 years of speech and contact center experience in helping this carrier continue to raise the bar on the quality of customer service delivered by the wireless telecommunications industry.”
Intervoice said it is not unusual for the Company to receive large contracts. This contract or any other large contract is not necessarily indicative of the Company’s revenues or earnings for any fiscal quarter. Intervoice currently anticipates recognizing all of the revenue from this contract over four quarters, beginning in the second quarter of fiscal 2008.
About Intervoice
Intervoice is a world leader in unified communications, providing scalable, switch-independent software and professional services that power standards-based voice portals, multi-channel IP contact centers, and next-generation mobile-enhanced services. Since 1983, Intervoice solutions have been used by many of the world’s leading banks, communications companies, healthcare institutions, utilities and government entities. With more than 5,000 customers in 75 countries, Intervoice helps enterprises and network operators stay competitive by offering their customers best-in-class services. Intervoice Voice Portal, IP contact center software, IMS-enabled messaging products, Media Exchange™ platform and custom-built and packaged applications are available on-premise and, selectively, as managed or hosted services by Intervoice. For more information, visit www.intervoice.com.
Forward-Looking Statements
Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward—looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.
Intervoice® is a registered trademark and HomeZone™ is a trademark of Intervoice Limited Partnership. Names and marks for products provided by Intervoice partners and/or suppliers are used herein for identification purposes and may be trademarks of their respective companies.
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